Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

Charles D. Christy Named Chief Financial Officer

Atlanta, GA (June 23, 2017) –Fidelity Southern Corporation (NASDAQ: LION) announced today the appointment of Charles D. Christy as Executive Vice President and Principal Financial Officer of the Company and of its subsidiary, Fidelity Bank, effective June 26, 2017.

Current Chief Financial Officer Stephen H. Brolly, who has been with the Company for 11 years, will continue to serve the Company as an officer in Fidelity Southern and Fidelity Bank.

“Christy will report to Palmer Proctor, President of Fidelity Southern Corporation and Fidelity Bank,” said Jim Miller, Chairman and CEO of Fidelity Southern Corporation.

Mr. Proctor said, “I am pleased Charlie is joining us. He brings long years of experience in larger banking organizations and extensive involvement in mergers and acquisitions. Christy’s background is unique in its breadth. His leadership skills will serve us well as our transition into a much larger banking institution gains momentum.”

Mr. Christy joins Fidelity Southern from CoastalSouth Bancshares, Inc. (“CSB”), where he was the Executive Vice President and Chief Financial Officer for the past seven years. Prior to joining CSB, Mr. Christy was Chief Financial Officer of Citizens Republic Bancorp (“CRBC”), a large regional bank with over 240 branches in four states. He was with CRBC for over eight years as it grew to over $14 billion in assets. Prior to joining CRBC, Mr. Christy was with Bank One for over 12 years holding a number of key leadership positions as either Chief Financial Officer or Treasurer in divisions and key lines of business while Bank One grew from $30 billion to over $285 billion in assets. Before joining Bank One, Mr. Christy spent seven years in healthcare consulting with Deloitte & Touche and served as controller in a privately-held manufacturing operation for five years in Cincinnati.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services, wealth management, and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. Indirect automobile, and mortgage loans are provided throughout the South. SBA loans are offered nationwide. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.